Exhibit 99.2

500 Expressway Drive South, Brentwood, NY 11717
Phone: 631.231.4600
www.medical-action.com

CONTACT:	John Sheffield – Chief Financial Officer
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES ANNOUNCES

PLAN TO REALIGN INTO STRATEGIC BUSINESS UNITS

BRENTWOOD, N.Y., April 19, 2012 – Medical Action Industries Inc. (NASDAQ: MDCI), a leading supplier of medical and disposable surgical products today announced a plan to realign into strategic business units in order to increase focus on targeted market segments and accelerate growth. The transition is anticipated to take effect July 1, 2012.

The Company will be organized into three businesses: Custom Procedure Trays and Operating Room Products; Minor Procedure Kits and Trays; and Patient Care Products. Coinciding with this change is the appointment of three strong leaders from within the Company.

Richard Setian has been named President and General Manager of Custom Procedure Trays and Operating Room products. Since the acquisition of AVID Medical by the Company in August 2010, Mr. Setian has served as the Company’s Vice President of Sales and Marketing. Prior to the acquisition, Richard led AVID as President and Chief Operating Officer to consistent growth for over ten years. He is an expert in the field of Custom Procedure Trays.

Cindy Bell has been appointed President and General Manager of Minor Procedure Kits and Trays. Cindy has served as Senior Director of Operations for Medical Action since 2010 preceded by other operational roles within the Company. Over that time, she has developed extensive expertise in our minor procedure kits and trays business.

Charles Kelly has been chosen as President and General Manager of the Patient Care products. For the last four years, Charles has held the position of Chief Financial Officer for Medical Action. Charles joined the Company with extensive experience in the plastics industry from Spotless Plastics USA Inc., a division of a global manufacturing and services company.

Robert DeSimone has also joined Medical Action as Vice President of Strategic Planning and Organizational Effectiveness. Prior to Medical Action, Robert was an executive consultant with Guttman Development Strategies, Inc., focusing on directing organizational and management development initiatives for corporations across diverse industries. He has over 21 years of experience working with executive leaders to create high performance teams through change management and transformational leadership. Robert’s primary role is to manage all aspects of the realignment to ensure a seamless transition and to oversee the strategic planning process for the long term.

“This is an exciting time for Medical Action.” stated Paul D. Meringolo, President and Chief Executive Officer. “As we face unique challenges in the industry, we are proactively positioning Medical Action to be successful in meeting the needs of our customers and strategic business partners. This change will enable us to focus on targeted market segments while relying on the support of a strong corporate infrastructure to generate sustainable growth.”

About Medical Action Industries Inc. - Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the markets where it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers, long-term care facilities and laboratories. Medical Action’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

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